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                                   EXHIBIT 8









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               [LETTERHEAD OF T.E. LOTT & COMPANY APPEARS HERE]




                                April 26, 1999




NBC Capital Corporation            FFBS Bancorp, Inc.
P. O. Box 1187                     P. O. Drawer 152
Starkville, Mississippi  39759     Columbus, Mississippi  39703

Re:  Plan of Merger Involving NBC Capital Corporation and
     FFBS Bancorp, Inc.

Ladies and Gentlemen:

For various business reasons, FFBS Bancorp, Inc. (FFBS) and NBC Capital Corporation (NBC) entered into a Plan of Reorganization and Merger on February 3, 1999, (Agreement). Pursuant to the Agreement, our opinion addresses the federal income tax consequences of the proposed transaction as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (I.R.C.).

In rendering our opinion expressed herein, we have relied upon such documents as we deemed appropriate, including:

(1)  The Agreement;

(2) The Registration Statement on Form S-4 filed by NBC with the Securities and Exchange Commission under the Securities Act of 1933, including the Proxy Statement/Prospectus constituting a part thereof; and

(3) Representation letters from management of NBC and FFBS, which we have assumed are complete and accurate as of the date hereof and will be complete and accurate as of the date on which the Merger is consummated.

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NBC Capital Corporation
FFBS Bancorp, Inc.
Page 2
April 26, 1999



Terms of Merger

Upon consummation of the Merger, FFBS will merge with and into NBC, with NBC as the surviving corporation. NBC will acquire all the assets and assume all of the liabilities of FFBS solely in exchange for NBC common stock (except for cash for fractional shares and dissenters, if any). Each share of the issued and outstanding common stock of FFBS will be converted into NBC common stock in accordance with the "exchange ratio" as described in the Agreement.

No fractional shares of NBC common stock will be issued. Instead, each holder of shares of FFBS stock having a fractional interest arising upon the conversion of such shares into shares of NBC common stock shall, at the time of surrender of the certificates previously representing FFBS stock, be paid by NBC an amount in cash. Any shareholder of FFBS who does not vote in favor of the Agreement and who complies with certain procedures relating to the rights of dissenting shareholders will be entitled to receive cash payment for the fair value of his or her FFBS stock.

Representations

The following representations have been made in connection with the Merger by management of FFBS and NBC:

 . NBC and FFBS intend that the Merger qualify for federal income tax purposes as a "reorganization" within the meaning of I.R.C. Section 368(a).

 . The fair market value of the NBC Common Stock to be received by each holder of FFBS Common Stock will be approximately equal to the fair market value of the FFBS Common Stock surrendered in the exchange.

 . NBC has no plan or intention to offer cash or other "non-qualified consideration" to the shareholders of FFBS and the shareholders of FFBS have no plan or intention to sell, exchange, or otherwise dispose of a number of shares of NBC Common Stock received in the transaction to NBC or a corporation related to NBC that would reduce the FFBS shareholders' ownership of NBC Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all the formerly outstanding stock of FFBS as of the same date. For purposes of this representation, any shares of FFBS Common Stock surrendered by dissenters, or exchanged for cash in lieu of fractional shares of NBC Common Stock, will be treated as outstanding on the date of the transaction. Moreover, distributions by FFBS in contemplation of the Proposed Merger and shares of FFBS Common Stock and shares of NBC Common Stock held by former FFBS shareholders and otherwise sold, redeemed, or disposed of to NBC or a related corporation, in contemplation of this transaction, or subsequent to this transaction will be considered in making this representation.
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NBC Capital Corporation
FFBS Bancorp, Inc.
Page 3
April 26, 1999



 . NBC has no plans or intentions to reacquire any of its common stock issued in the Merger.

 . No part of the consideration by FFBS shareholders will be received by them in their capacity as debtor, creditor, employee, or any way other than as a shareholder.

 . NBC and FFBS will pay their respective expenses incurred in connection with the transaction.

 . The fair market value of assets of FFBS transferred to NBC will equal or exceed the sum of the liabilities assumed by NBC plus the amount of liabilities, if any, to which the assets transferred are subject.

 . The total adjusted basis of the assets of FFBS transferred to NBC will equal or exceed the sum of the liabilities assumed by NBC plus the amount of liabilities, if any, to which the assets are subject.

 . Following the Merger, NBC will continue the historic business of FFBS and its subsidiaries.

 . The payment of cash in lieu of fractional shares of NBC Common Stock is solely for the purpose of avoiding the expense and inconvenience to NBC of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the FFBS shareholders instead of issuing fractional shares of NBC will not exceed one percent of the total consideration that will be issued in the transaction to the FFBS shareholders in exchange for their share of FFBS Common Stock. The fractional share interests of each holder of FFBS
  Common Stock will be aggregated, and no FFBS shareholder will receive cash in an amount equal to or greater than the value of one full share of NBC Common Stock.

 . None of the compensation received by any shareholder-employees of FFBS or its affiliates will be separate considerations for, or allocable to, any of their shares of FFBS Common Stock; none of the shares of NBC Common received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

 . The shareholders of FFBS (immediately before the proposed transaction) receiving shares of NBC Common Stock will not own (immediately after the proposed transaction) more than 50 percent of the fair market value of NBC Common Stock.

 . There is no intercorporate indebtedness existing between NBC and its subsidiaries and FFBS and its subsidiaries that was issued, acquired or will be settled at a discount.
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NBC Capital Corporation
FFBS Bancorp, Inc.
Page 4
April 26, 1999



 . The assumption by NBC of liabilities of FFBS pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of Federal income tax on the transfer of assets of FFBS to NBC pursuant to the Merger.

 . The liabilities of FFBS assumed by NBC and the liabilities to which the transferred assets of FFBS are subject were incurred by FFBS in the ordinary course of business. No liabilities of any party other than FFBS will be assumed by NBC in the Merger.

 . FFBS is not an investment company as defined in IRC Section 368(a)(2)(F).


Based on the foregoing, and subject to the assumptions and qualifications set forth in the Registration Statement under the heading, "Material Tax Consequences of the Merger," we are of the opinion that, under presently applicable federal income tax law:

 . The Merger of FFBS with and into NBC will constitute a merger within the meaning of I.R.C. Section 368(a)(1)(A), provided that the Merger qualifies as a statutory merger pursuant to state law. FFBS and NBC will each be "a party to the reorganization" within the meaning of I.R.C. Section 368(b).

 . Based upon I.R.C. Sections 357(a) and 361(a), FFBS will recognize no gain or loss when it transfers its assets to NBC in a constructive exchange solely for NBC's stock and the assumption of FFBS's liabilities by NBC. FFBS will also not recognize any gain or loss upon the receipt of cash in the exchange if it distributes such property as part of the plan of reorganization under I.R.C.
  Section 361(b).

 . Based upon I.R.C. Section 1032, NBC will recognize no gain or loss as a result of the Merger.

 . No gain or loss will be recognized by holders of FFBS Common Stock upon the exchange in the Merger of all of their FFBS Common stock solely for shares of NBC Common Stock (except with respect to any cash received in lieu of a fractional share interest in NBC Common Stock).

 . The aggregate tax basis of the NBC Common Stock received by holders of FFBS
  Common Stock who exchange all of their FFBS Common Stock solely for the NBC Common Stock in the Merger will be the same as the tax basis of the FFBS Common Stock surrendered in exchange therefor, less the basis of any fractional share of NBC Common Stock settled by cash payment.
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NBC Capital Corporation
FFBS Bancorp, Inc.
Page 5
April 26, 1999



 . The holding period of the NBC Common Stock received by holders who exchange all of their FFBS Common Stock solely for NBC Common Stock in the Merger will include the holding period of the FFBS Common Stock surrendered in exchange therefore, provided that such FFBS Common Stock is held as a capital asset.

 . The payment of cash to holders of FFBS Common Stock in lieu of fractional share interests of NBC Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by NBC. These cash payments will be treated as having been received as distributions in full payment in exchange for the NBC Common Stock redeemed, as provided in I.R.C. Section 302(a).

 . Where solely cash is received by a holder of FFBS Common stock in exchange for FFBS Common Stock pursuant to the exercise of dissenter's rights, such cash will be treated as having been received in redemption of such holder's FFBS Common Stock, subject to the provisions and limitations of I.R.C. Section 302.

 . NBC will succeed to and take into account those tax attributes of FFBS described in I.R.C. Section 381(c). These items will be taken into account by NBC subject to the conditions and limitations specified in I.R.C. Sections 381, 382, 383, and 384 and the Regulations thereunder.

Our opinion, as stated above, is based upon the analysis of the I.R.C., the Regulations thereunder, current case law, and published rulings. The foregoing are subject to change, and such change may be retroactively effective. If so, our views, as set forth above, may be affected and may not be relied upon. Further, any variation or differences in the facts or representations recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable. In addition, we have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date hereof.

The scope of our opinion is expressly limited to the federal income tax issues specifically addressed. Our opinion has not been requested and none is expressed with regard to the foreign, state or local income tax consequences for the shareholders of FFBS or NBC.

This letter represents our opinions as to the interpretation of existing law. No assurance can be given that the Internal Revenue Service or the courts will agree with the above analysis.

We hereby consent to the use of this opinion and to the references made to T. E. Lott & Company in the Registration Statement under the caption, "Material Tax Consequences of the Merger," and to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /S/ T. E. LOTT & COMPANY